UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On June 21, 2006, Modtech Holdings, Inc. ("Modtech") hired Kenneth S. Cragun, age 45, as its Chief Financial Officer on a temporary basis. The company has commenced a search for a permanent Chief Financial Officer to replace Dennis Shogren, its former Chief Financial Officer, who became President and Chief Executive Officer on June 13, 2006.

Prior to serving as Chief Financial Officer for Modtech Mr. Cragun worked at MIVA, Inc., an Internet marketing company, from 2003 to 2006. There he held various senior level financial positions serving most recently as Senior Vice President and Principal Accounting Officer. From 2002 to 2003, Mr. Cragun was the Chief Financial Officer of ImproveNet, Inc., a software company focused on the building materials industry. The company also provided an online contractor matching service for home improvement projects. From 2000 to 2002, Mr. Cragun was the Chief Financial Officer and Controller of NetCharge.com, Inc., an online invoicing and payment service. He was the Corporate Controller of C-Cube Microsystems Inc., a semiconductor manufacturer from 1994 to 2000. Prior to that time, he worked for 3Com Corporation and Deloitte & Touche. He holds a Bachelor of Science degree in accounting from Colorado State University-Pueblo.

Mr. Cragun does not have an employment agreement with Modtech. There is no arrangement or understanding between Mr. Cragun and any other person pursuant to which he was selected as the temporary Chief Financial Officer of Modtech, nor is their any family relationship between him and any officer or director of Modtech. There have not been any transactions, nor are there any proposed transactions, involving Modtech in which Mr. Cragun had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 23, 2006
Modtech Holdings, Inc.

by: /s/ Dennis L. Shogren
Dennis L. Shogren
Chief Executive Officer